                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                                 BIGMAR, INC.
                     ----------------------------------
                              (Name of Issuer)

                   COMMON STOCK, PAR VALUE $.001 PER SHARE
                     ----------------------------------
                       (Title of Class of Securities)

                               089893 10 1
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

CUSIP No. 089893 10 1                 13G                 Page  2  of  4  Pages
          -----------                                          ---    ---

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 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

                              JOHN G. TRAMONTANA
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
                   UNITED STATES OF AMERICA
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Number of Shares              (5) Sole Voting
 Beneficially                       Power   2,392,031
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power       0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power   2,392,031
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power       0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                 2,392,031
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)
                                    55.5%
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(12) Type of Reporting Person*
                                    IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
                            BIGMAR, INC.
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
             9711 SPORTSMAN CLUB ROAD, JOHNSTOWN, OH 43031
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ITEM 2(A).  NAME OF PERSON(S) FILING
                          JOHN G. TRAMONTANA
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
             9711 SPORTSMAN CLUB ROAD, JOHNSTOWN, OH 43031
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ITEM 2(C).  CITIZENSHIP
                       UNITED STATES OF AMERICA
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
                 COMMON STOCK, $.001 PAR VALUE PER SHARE
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ITEM 2(E).  CUSIP NUMBER
                           089893 10 1
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

                         NOT APPLICABLE

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page  4  of  4  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        2,392,031 INCLUDES 2,267,031 SHARES OF COMMON STOCK HELD OF RECORD BY JOHN G. TRAMONTANA AND OPTIONS TO PURCHASE 125,000 SHARES OF COMMON STOCK WHICH ARE CURRENTLY EXERCISABLE. DOES NOT INCLUDE OPTIONS
        GRANTED UNDER THE 1997 STOCK OPTION PLAN WHICH ARE SUBJECT TO SHAREHOLDER APPROVAL
    ---------------------------------------------------------------------------

    (b) Percent of Class:
                   55.5%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                      2,267,031
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                      N/A
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                      2,267,031
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                      N/A
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 N/A

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                                 N/A
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                                 N/A
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                                 N/A
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                                 N/A
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       FEBRUARY 13, 1998
                                       ----------------------------------------
                                       (Date)
                                       /s/ JOHN G. TRAMONTANA
                                       ----------------------------------------
                                       (Signature)
                                       JOHN G. TRAMONTANA
                                       ----------------------------------------
                                       (Name/Title)